UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 30, 2010

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Rockefeller Plaza, Suite 400 New York, New York	10020-2002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure

Intervest Bancshares Corporation (the “Company”) previously announced a bulk sale of certain non-performing and under-performing assets on May 25, 2010, which resulted in the recording of a net charge after taxes of approximately $44 million. Primarily as a result of this sale, the Tier 1 leverage capital ratio of Intervest National Bank, the Company’s principal operating subsidiary, has fallen below its required minimum of 9% called for by its prior agreement with the OCC, its primary regulator.

The Company intends to raise the capital necessary to restore the Bank’s Tier 1 leverage capital ratio above the required minimum level. There can be no assurance that the failure by the Bank to maintain any of its required minimum capital ratios will not lead to additional regulatory actions or restrictions.

As previously disclosed, on April 7, 2009, the Bank entered into a Memorandum of Understanding (“MOU”) with its primary regulator, which requires the Bank to (1) appoint a Compliance Committee to monitor and coordinate the Bank’s adherence to the MOU and to submit progress reports to the OCC; (2) develop and implement a Strategic Plan in accordance with guidelines set forth in the MOU; (3) review and revise the Bank’s Contingency Funding Plan to address matters outlined in the MOU; (4) develop and implement a written program to improve credit risk management processes that are consistent across the Bank’s two primary markets; (5) develop and implement a three-year capital program in accordance with guidelines set out in the MOU; and (6) review and revise the Bank’s interest rate risk policy and procedures to address matters set forth in the MOU.

Although the Bank has made progress in addressing various matters covered by the MOU, it understands that the OCC plans to pursue and enter into a formal agreement with the Bank, which agreement is likely to cover many of the same areas addressed in the MOU, including: appointment of a compliance committee, all but one of which must be independent, to monitor and coordinate adherence to the agreement; an evaluation of management and management reporting and responsibilities; development of a strategic plan, including a management succession plan, earnings improvement and risk reduction plans and a contingency plan to sell the Bank if the strategic objectives cannot be achieved; development of a long-term capital plan and achievement and maintenance of the capital levels that currently apply; development and implementation of a plan to improve earnings; increases in liquidity levels with weekly and monthly reports; implementation of a plan to diversify assets; improvements in loan portfolio management; loan review systems and increased personnel or third-party loan review services; a program to eliminate criticized assets; programs for the maintenance of the allowance for loan losses consistent with regulatory rules; appraisals of real property that are timely and in compliance with regulations; requirements for prior approval to accept brokered deposits; interest rate risk policies; and development of a contingency funding plan. Many of these plans will be subject to OCC review and approval.

If the Bank enters into a formal agreement, it will not be allowed to accept brokered deposits without the prior approval of the OCC and it would also be required, in the absence of a waiver from the FDIC, to maintain its deposit pricing at or below the national rates published by the FDIC, plus 75 basis points. At March 31, 2010, the Bank had total brokered deposits of $159.6 million. At March 31, 2010, all of the rates offered on the Bank’s deposit products, with the exception of its interest checking accounts, were at levels below the FDIC national rates plus 75 basis points. At March 31, 2010, the Bank’s interest checking accounts represented less than 1% of its total deposits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: June 30, 2010	By:	/s/ Lowell S. Dansker
Lowell S. Dansker, Chairman and Chief Executive Officer
(Principal Executive Officer)